EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement of Windstream Holdings, Inc. and EarthLink Holdings Corp. that is made part of the Registration Statement (Form S-4) and related Prospectus of Windstream Holdings, Inc. for the registration of its common stock, and to the incorporation by reference therein of our reports dated February 19, 2016, with respect to the consolidated financial statements of EarthLink Holdings Corp., and the effectiveness of internal control over financial reporting of EarthLink Holdings Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
December 8, 2016